Exhibit 10.4

STOCKHOLDERS AGREEMENT of KEY ENERGY SERVICES, INC. Dated as of March 6, 2020

Schedules
Schedule 1    Holders
Schedule 2    Initial Directors

Exhibit

Exhibit A     Joinder Agreement

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of March 6, 2020 (the “Closing Date”), by and among Key Energy Services, Inc., a Delaware corporation (the “Company”), and the Holders (as defined below).
RECITALS
WHEREAS, pursuant to the Restructuring Support Agreement, dated as of January 24, 2020 among the Company and the Holders, and the series of restructuring transactions contemplated therein, each Holder was issued the number of shares of Common Stock in the amounts set forth opposite such Holder’s name on Schedule 1 hereto on the Closing Date, which shares collectively represent 97% of the Closing Common Stock (as defined below), as of the date hereof; and
WHEREAS, the Holders and the Company desire to promote the interests of the Company and their mutual interests as Holders of Common Stock of the Company by establishing herein certain terms and conditions governing the rights and obligations in respect of stockholding in the Company.
NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that no security holder of the Company shall be deemed an Affiliate of the Company or any other security holder of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Common Stock held by such security holder. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Ownership” means, with respect to any Holder, the total number of shares of Common Stock “beneficially owned” (as such term is defined in Rule 13d-3 of the 1934 Act) (without duplication) by such Holder as of the date of calculation.

“Applicable Law” means, with respect to any Person, matter, fact pattern, circumstance, event or occurrence, all Laws applicable to such Person, matter, fact pattern, circumstance, event or occurrence.
“BHCA” means The Bank Holding Company Act of 1956.
“BlackRock” means affiliated funds managed by Tennebaum Capital Partners, LLC identified on Schedule 1 hereto and their respective permitted successors and assigns.
“BlueMountain” means affiliated funds managed by BlueMountain Capital Management LLC identified on Schedule 1 hereto and their respective permitted successors and assigns.
“Board” means the Board of Directors of the Company.
1“Board Observer” means an individual who is permitted to attend meetings of the Board and to receive all information provided to the Directors, but who is not permitted to formally vote on matters submitted for a vote and is not a Director.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York, United States of America.
“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of the date hereof, and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the Charter and this Agreement.
“Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of the date hereof, and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement.
“Closing Common Stock” means the total number of shares of Common Stock issued and outstanding as of the date of this Agreement.
“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
“Drag-Along Portion” means, with respect to any Drag-Along Party and for any Drag-Along Transaction, (i) the Aggregate Ownership of such Drag-Along Party immediately prior to such Drag-Along Transaction multiplied by (ii) a fraction the numerator of which is the number of shares of Common Stock proposed to be sold by the Drag-Along Representative in such Drag-Along Transaction and the denominator of which is the Aggregate Ownership by the Drag-Along Representative immediately prior to such Drag-Along Transaction.
“Director” means a director on the Board.
“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“GS” means Goldman Sachs & Co. LLC and its permitted successors and assigns.
“Governmental Authority” means any supra-national (including the European Union), national, federal, state, provincial, municipal, local or foreign government or political subdivision thereof, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi‑governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law).
“Group” has the meaning assigned to such term in Section 13(d)(3) of the 1934 Act.
“Holder” means (i) each of BlueMountain, BlackRock, GS, Platinum and Whitebox and (ii) any Person that has executed a Joinder to become a party to this Agreement in accordance with the terms of this Agreement.
“Initial Term” means the period starting on the date hereof and ending on the date of the Company’s next annual meeting of stockholders for the election of Directors, it being understood that the next annual meeting of stockholders for the election of Directors shall not occur before January 1, 2021.
“Independent” means, with respect to any Director, as such term is used in 1934 Act Rule 10A-3 and NYSE listing rule 303A.02, each as in effect from time to time.
“Independent Third Party” means, with respect to any Holder, any Person who is not an Affiliate of such Holder or a Group each of the members of which is not an Affiliate of such Holder.
“Law” means any statute, law (including common law), ordinance, rule, regulation, code, order, constitution, treaty, judgment, decree, or other requirement, in each case, of any Governmental Authority.
“Lock-up Period” means, with respect to any registration pursuant to Article IV which involves an underwritten offering, the period beginning ten days prior to the “pricing” of such offering and ending (a) 180 days after the “pricing” of such offering (in the case of a Public Offering at any time the Company is a Private Company) or (b) 90 days after the “pricing” of such offering (in the case of a Public Offering at any time the Company is not a Private Company), or, in each case, such shorter or longer period as the managing underwriter for any underwritten offering may reasonably agree or reasonably request.
“Material Debt” means any securities, credit facilities or other evidences of indebtedness issued or incurred by the Company that has an aggregate principal amount in excess of $25,000,000; provided that, for purposes of determining whether such $25,000,000 threshold is exceeded, any trade debt between any two specified Persons shall be excluded from such determination.
“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the 1934 Act.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any Group composed of two or more of the foregoing.
“Platinum” means Soter Capital, LLC and its permitted successors and assigns.
“Private Company” means the Company at any time at which it is not subject to the reporting obligations under Section 13 or Section 15(d) of the 1934 Act or is otherwise not a voluntary filer with the SEC.
“Public Offering” means an underwritten public offering or direct listing of Registrable Shares pursuant to an effective registration statement under the 1933 Act or the 1934 Act, as applicable, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
“Registrable Shares” means (a) any and all Common Stock held at the time of determination, and (b) any other securities issued and issuable therefor or with respect thereto, whether by way of stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization, distribution or similar event. As to any particular Registrable Shares, such securities shall cease to constitute Registrable Shares when (i) a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the 1933 Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (ii) such securities have been sold to the public pursuant to a Rule 144 Transfer, (iii) such securities shall have been otherwise transferred to a Person and subsequent disposition of such securities shall not require registration or qualification under the 1933 Act or any similar state law then in force and, if such securities are in certificated form, newly issued certificates for such securities that do not bear a legend restricting further transfer shall have been delivered by the Company or its transfer agent, (iv) such securities shall have ceased to be outstanding, or (v) such securities held by a particular Holder may be sold by such Holder under Rule 144 without volume limitations.
“Regulated Holder” means any Holder that is a bank, bank holding company, financial holding company or an entity that is controlled by a bank, bank holding company or financial holding company, as such terms are defined under the BHCA, or an Affiliate of any such entity.
“Regulatory Event” means an event in which (i) any Regulated Holder receives notice from a Governmental Authority with competent jurisdiction over such Regulated Holder, or determines in good faith, in each case, that such Regulated Holder “controls” the company for purpose of the BHCA, or any other Applicable Law, including the comparable provisions of any domestic or foreign banking law applicable to such Regulated Holder and that make it impermissible or unduly burdensome for such Regulated Holder to continue to hold, directly or indirectly, without limitations or otherwise, any of its Common Stock or (ii) such Regulated Holder determines, in good faith, that the company or any of its Subsidiaries engages in activities that make it impermissible or unduly burdensome under Applicable Law or regulatory or supervisory guidance for such Regulated Holder to continue to hold, directly or indirectly, without limitations or otherwise, any of its common stock.

“Restricted Amendment” means any amendment to Article II, III or IV, Section 5.1 or Section 5.2, or any amendment the effect of which would result in any changes in substance to Article II, III or IV, Section 5.1 or Section 5.2.
“Rule 144 Transfer” means any transfer for value conducted in accordance with Rule 144 promulgated under the 1933 Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Subsidiary” means, as to any Person (other than an individual), another Person (other than an individual) in which such first Person from time to time, directly or indirectly, through one or more intermediaries, holds a majority of the outstanding equity or economic interests.
“Tag-Along Portion” means, with respect to any Tag-Along Offeree and for any Tag-Along Transaction, (i) the number of shares of Common Stock owned by such Tag-Along Offeree immediately prior to such Tag-Along Transaction multiplied by (ii) a fraction the numerator of which is the number of shares of Common Stock proposed to be sold by the Tag-Along Transferor in such Tag-Along Transaction and the denominator of which is the Aggregate Ownership by all Holders immediately prior to such Tag-Along Transaction.
“Transfer” means, with respect to any Common Stock, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Common Stock or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Common Stock or any participation or interest therein or any agreement or commitment to do any of the foregoing. The terms “Transferred”, “Transferring” and “Transferee” have correlative meanings.
“Whitebox” means affiliated funds managed by Whitebox Advisors LLC identified on Schedule 1 hereto and their respective permitted successors and assigns.
Section 1.2    Other Definitional Provisions.
(a)    All references in this Agreement to Articles, Sections, clauses, Exhibits and Schedules shall be deemed to be references to Articles, Sections and clauses of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this “Agreement” shall include all Exhibits and Schedules attached hereto). The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “or” is not exclusive and shall have the meaning represented by the term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a “party” or “parties” mean a party or parties to this Agreement unless the context requires otherwise. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The use of the masculine, feminine or neuter gender form of words used herein (including defined terms) shall not limit any provision of this Agreement.
(c)    Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.
ARTICLE II.

CORPORATE GOVERNANCE
Section 2.1    Board Representation.
(a)    Initial Appointment.
(i)    During the Initial Term and except as otherwise expressly provided herein, the Board shall be composed of seven Directors, of whom:
(A)    Two Directors shall be appointed by each of BlueMountain and GS;
(B)    One Director shall be appointed by each of BlackRock and Platinum; and
(C)    One Director shall consist of J. Marshall Dodson, the Interim CEO of the Company.
(ii)    The Directors appointed by BlueMountain, BlackRock and GS to serve for the Initial Term pursuant to this Section 2.1(a) or nominated pursuant to Section 2.1(c) shall be Independent.
(b)    Ongoing Nomination.
(i)    From and after the Initial Term, at each annual or special meeting of the stockholders of the Company at which Directors are to be elected to the Board, or when Directors are elected by written consent of the stockholders of the Company, each of BlueMountain and GS shall have the right to nominate (i) two Directors to the Board for so long as the Aggregate Ownership of such Holder equals at least 25% of the Closing Common Stock or (ii) one Director to the Board for so long as the Aggregate Ownership of such Holder equals at least 10% of the Closing Common Stock.
(ii)    From and after the Initial Term, at each annual or special meeting of the stockholders of the Company at which Directors are to be elected to the Board, or when Directors are elected by written consent of the stockholders of the Company, each of Blackrock and Platinum shall have the right to nominate one Director to the Board for so long as the Aggregate Ownership of such Holder equals at least 10% of the Closing Common Stock.
(iii)    A Holder with nomination rights set forth in subsection (i) or (ii) above may elect in connection with a Transfer of Common Stock to assign any such nomination right to the recipient of such Common Stock so long as (i) such recipient executes a Joinder substantially in the form of Exhibit A hereto and (ii) the Aggregate Ownership of such recipient equals (x) at least 25% of the Closing Common Stock in the case of a transfer of the right to nominate two Directors or (y) at least 10% of the Closing Common Stock in the case of a transfer of the right to nominate one Director.  In the case of a transfer of a nomination right pursuant to this subsection, the transferring Holder shall no longer have such nomination right so transferred from and after the date on which such transfer is effected as indicated in the relevant Joinder.
(iv)    All Directors nominated pursuant to this Section 2.1(b) or appointed pursuant to Section 2.1(c) shall be Independent, except in the case of the Director nominated or appointed by Platinum for so long as it has the right to nominate a director pursuant to this Section 2.1(b).
(c)    Subject to Applicable Law, the removal of a Director appointed pursuant to Section 2.1(a) shall only occur with the consent of the Holder that appointed such Director. In the event that (i) a Director appointed pursuant to Section 2.1(a) is removed from the Board or resigns, the Holder that appointed the Director shall be entitled to appoint a replacement Director to complete the Initial Term and (ii) a Director nominated pursuant to Section 2.1(b) is removed from the Board or resigns, the Holder that nominated such Director shall be entitled to nominate a replacement Director to complete the term of the Director being removed or resigning.
(d)    Subject to Applicable Law, the Company shall use its reasonable best efforts to facilitate the election or appointment of each Director nominee nominated pursuant to this Section 2.1 to the Board, including nominating such individuals to be elected as Directors as provided herein. The nominating Holder shall notify the Company of the identity of any proposed nominee, in writing, at the time such information is reasonably requested by the Board or the Nominating and Governance Committee of the Board for inclusion in a proxy statement for a meeting of stockholders and shall furnish all information about such proposed nominee as shall reasonably be requested by the Board or the Nominating and Governance Committee of the Board (including responses to a customary D&O questionnaire and any information regarding such nominee to the extent required under applicable securities Laws or in connection with confirming compliance with this Agreement).

(e)    The Company shall enter into indemnification agreements and maintain directors and officers liability insurance for the benefit of each nominee Director of the Holders elected or appointed to the Board with respect to all periods during which such individual is a member of the Board, on terms, conditions and amounts substantially similar to the terms, conditions and amounts of the Company’s current form of indemnification agreement and directors and officers liability insurance policy, and shall use commercially reasonable efforts to cause such indemnification and insurance to be maintained in full force and effect. The Company shall provide each such nominee Director with all benefits (including all fees and entitlements) on substantially the same terms and conditions as are provided to other non-executive members of the Board performing similar roles.
(f)    Board Observer.
(i)    Whitebox shall have the right to appoint one Board Observer for so long as its Aggregate Ownership is not less than 85% of the number of shares set forth opposite its name on Schedule 1 hereto as of the date of this Agreement.
(ii)    Each Holder (other than Whitebox) shall have the right to appoint one Board Observer for so long as its Aggregate Ownership is not less than 5% of the Closing Common Stock.
ARTICLE III.

TRANSFER PROVISIONS; PREEMPTIVE RIGHTS
Section 3.1    Applicability. Section 3.2, Section 3.3 and Section 3.4 shall only apply when the Company is a Private Company, and shall have no effect when the Company is not a Private Company.
Section 3.2    Drag-Along Right.
(a)    After the Closing Date, if one or more Holders receive and accept a bona fide offer from an Independent Third Party to Transfer in a single transaction or series of related transactions, Common Stock held by such Holders constituting, in the aggregate, 50% or more of the then issued and outstanding Common Stock (the Holder or Holders in their capacity as such under this Section 3.2, the “Drag-Along Representative”), such Holder(s) shall notify the other Holders (each, a “Drag-Along Party”) in writing (the “Drag-Along Notice”) at least 15 Business Days prior to the consummation of such Transfer (the “Drag-Along Transaction”). The Drag-Along Notice shall specify the identity of the prospective parties involved in the Drag-Along Transaction, a summary of the material terms and conditions of the Drag-Along Transaction and a copy of any form of agreement proposed to be executed in connection therewith (but only if available at the time the Drag-Along Notice is delivered); provided, however, that notwithstanding anything to the contrary, under no circumstances shall any Regulated Holder be required to accept as consideration in a Drag-Along Transaction any (i) shares of a bank, bank holding company, financial holding company or covered fund; (ii) non-marketable securities, the receipt of which would trigger a Regulatory Event as determined in good faith by such Regulated Holder; or (iii) securities that do not meet each of the following three conditions: (x) the issuer thereof is then subject to the reporting requirements of section 13 or section 15(d) of the 1934 Act, (y) the issuer thereof is then current in its filing of all required reports and other information under the 1933 Act and the 1934 Act and (z) that consist of a class of common equity that is then traded on a National Securities Exchange. To the extent necessary, any such consideration enumerated in clause (i) through (iii) of the preceding sentence shall instead be paid to such Regulated Holder in the form of cash based upon the then-current fair market value of such non-cash consideration, as determined in good faith by the Board, that such Regulated Holder would otherwise receive. No Regulated Holder shall be permitted to accept an offer and become a Drag-Along Representative with respect to any Drag-Along Transaction that would involve the other Holders being required to accept any securities where the Regulated Holder would be entitled to receive cash pursuant to the proviso in the second preceding sentence. Any amendment, modification, waiver or repeal of this Section 3.2(a) shall require the prior written approval of each Regulated Holder.
(b)    Following the delivery by the Drag-Along Representative of any such Drag-Along Notice in accordance with and subject to the terms of this Agreement:
(i)    the Drag-Along Parties shall be deemed to have approved the proposed Drag-Along Transaction,
(ii)    to the extent any vote or consent to the Drag-Along Transaction is required, the Drag-Along Party shall vote for and consent to such Drag-Along Transaction (including on behalf of all of its Common Stock and on behalf of all Common Stock with respect to which the Drag-Along Party has the power to direct the voting thereof) and waive any dissenter’s rights, appraisal rights or similar rights which the Drag-Along Party may have in connection therewith,
(iii)    no Drag-Along Party shall raise any objections to the proposed Drag-Along Transaction,
(iv)    the Drag-Along Party shall agree to sell its Drag-Along Portion of Common Stock being sold in such Drag-Along Transaction on the same terms and conditions as the Drag-Along Representative, subject to subsection (vi) below,
(v)    subject to subsection (vi) below, the Drag-Along Party shall execute all documents reasonably required to effectuate such Drag-Along Transaction, as determined by the Drag-Along Representative in good faith,
(vi)    the Drag-Along Party shall be obligated to provide the same representations, warranties, covenants, agreements, indemnities and other obligations that the Drag-Along Representative agrees to provide in connection with such Drag-Along Transaction on a pro rata basis, but not a joint and several basis, provided that (A) the aggregate liability including any indemnification obligations of a Drag-Along Party in the Drag-Along Transaction shall not exceed the consideration received by such Drag-Along Party for the sale of its Common Stock in such transaction, other than in the case of fraud, intentional misrepresentation or willful misconduct on the part of such Drag-Along Party, and (B) the Drag-Along Party shall not be subject to any liability or other obligations in respect of representations, warranties, covenants, agreements, indemnities and other obligations that relate specifically to a particular holder of Common Stock (other than the applicable Drag-Along Party), such as indemnification with respect to representations and warranties given by such other holder regarding such holder’s title to and ownership of Common Stock, which shall be solely the responsibility of such other holder, and
(vii)    each Drag-Along Party shall take all other actions reasonably necessary or desirable, as reasonably determined by the Drag-Along Representative, to cause the consummation of such Drag-Along Transaction on the terms proposed by the Drag-Along Representative. Notwithstanding the foregoing, no Drag-Along Party shall be required (A) to execute (1) any covenant not to compete with any Person, (2) any covenant not to solicit or hire customers, employees or suppliers of any Person, (3) any other similar post-closing restrictive covenant (other than confidentiality), or (4) agreements in connection with any Drag-Along Transaction containing any covenants or other restrictive provisions which are more restrictive than those entered into by the Drag-Along Representative or (B) to make any representations and warranties in connection with the proposed sale other than representations and warranties related to authority, ownership and the ability to convey title to its Common Stock.
(c)    The obligations of the Drag-Along Party with respect to the proposed Drag-Along Transaction are subject to the condition that upon the consummation of the Drag-Along Transaction, the Drag-Along Party, to the extent entitled thereto based on the Common Stock held thereby, shall receive the same form of consideration as the Drag-Along Representative (less any applicable taxes or withholding obligations).
(d)    If requested by the Drag-Along Representative, at least five Business Days prior to the consummation of a Drag-Along Transaction, the Drag-Along Parties shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, duly endorsed certificate or certificates (if any) representing the Common Stock held by the Drag-Along Party to be sold, and a stock power and limited power-of-attorney authorizing the Drag-Along Representative to take all actions reasonably necessary to sell or otherwise dispose of such Common Stock in accordance with and subject to the terms of this Section 3.2. In the event that a Drag-Along Party should fail to deliver such Common Stock (or the certificates evidencing such Common Stock (if any)), the Company shall cause the books and records of the Company to show that such Common Stock is bound by the provisions of this Section 3.2 and that such Common Stock may be Transferred to the purchaser in such Drag-Along Transaction.
(e)    If a proposed Drag-Along Transaction is consummated, then each Drag-Along Party shall bear its pro rata share (based upon the relative aggregate amounts of consideration received by such Drag-Along Party as compared to the aggregate amounts received by the other Holders participating in such Drag-Along Transaction) of all costs of sale of the Common Stock pursuant to such Drag-Along Transaction to the extent such costs are not otherwise paid by the Company or the Independent Third Party. Costs incurred by any Drag-Along Party in connection with a Drag-Along Transaction shall not be considered costs of the Drag-Along Transaction hereunder.

(f)    Each Holder acknowledges that even if a Drag-Along Notice has been given, the Drag-Along Representative or the Company shall have no obligation to consummate any Drag-Along Transaction nor any liability to any Holder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Drag-Along Transaction, except to the extent of any failure to comply with any express provision of this Section 3.2.
Section 3.3    Tag-Along Right.
(a)    Subject to and without limiting the generality of Section 3.2, after the Closing Date, in the event any Holder, individually or together with other Holders (each in its capacity as such, a “Tag-Along Transferor”), proposes to Transfer, in a single transaction or series of related transactions, Common Stock constituting, in the aggregate, 50% or more of the then issued and outstanding Common Stock to an Independent Third Party (the “Tag-Along Transaction”), such Tag-Along Transferor shall deliver a written notice (the “Tag-Along Notice”) to each other Holder (each, a “Tag-Along Offeree”) at least 15 Business Days prior to consummating such Tag-Along Transaction, specifying the identity of the prospective Transferee(s), the number of shares of the Tag-Along Transferor’s Common Stock to be Transferred (the “Tag-Along Securities”), a summary of the material terms and conditions of the Transfer and a copy of any form of agreement proposed to be executed in connection therewith (if available at the time the Tag-Along Notice is delivered). Each Tag-Along Offeree may elect to participate in the contemplated Transfer on the same terms and conditions as the Tag-Along Transferor by delivering written notice to the Tag-Along Transferor within 15 Business Days after delivery of the Tag-Along Notice (the “Tag Offer Period”), which notice shall specify the number of shares of Common Stock such Tag-Along Offeree desires to include in such proposed Transfer; provided that such number of shares of Common Stock shall not exceed the Tag-Along Portion. If a Tag-Along Offeree fails to elect to include in a Tag-Along Transaction all of its Tag‑Along Portion, then the Tag-Along Transferor shall promptly notify the other Tag-Along Offerees, who may elect to increase (on a pro rata basis based on their respective Aggregative Ownership) their respective Tag-Along Portion by the portion of the Tag-Along Offeree’s Tag-Along Portion that it elected not to include, within five Business Days following the expiration of such Tag Offer Period. If none of the Tag-Along Offerees gives such notice prior to the expiration of the Tag Offer Period, then the Tag-Along Transferor may Transfer the Tag-Along Securities to any Person on terms and conditions that are the same to the Tag‑Along Transferor as those set forth in the Tag-Along Notice at any time within 90 days after expiration of the Tag Offer Period (provided that if any governmental or other third party approval is required with respect to such Transfer, then such period shall be extended until a reasonable time after such approvals are obtained). Any Tag-Along Securities not Transferred by the Tag-Along Transferor during such one 90-day period (as such period may be extended pursuant to the immediately preceding sentence) shall again be subject to the provisions of this Section 3.3 prior to any subsequent Transfer.
(b)    To the extent that one or more Tag-Along Offerees exercise their right of participation pursuant to Section 3.3(a), unless the Independent Third Party agrees to increase the aggregate number of shares of Common Stock to be purchased in such Tag-Along Transaction (which total number of shares shall be allocated to each Tag-Along Offeree and the Tag-Along Transferor on a pro rata basis based on their respective Aggregate Ownership), the number of shares of Common Stock that the Tag-Along Transferor(s) and each other participating Tag‑Along Offeree may sell in the transaction shall be reduced so that the total number of shares is allocated to each Holder on a pro rata basis based on its Aggregate Ownership.
(c)    The Tag-Along Transferor shall not Transfer any Tag-Along Securities to any prospective Transferee if such prospective Transferee declines to purchase Common Stock from participating Tag-Along Offerees, unless the Tag-Along Transferor acquires from each such participating Tag-Along Offeree (on the terms set forth in the Tag-Along Notice) its pro rata number of shares of Common Stock based on their respective Aggregate Ownership (or, if less, the Aggregate Ownership of such Tag-Along Offeree requested to be Transferred to such Transferee) as such Tag‑Along Offeree would have been entitled to sell in such transaction pursuant to this Section 3.3 at the same price and the same terms and conditions as would be applicable in a direct sale of such Common Stock to the proposed Transferee pursuant to this Section 3.3.
(d)    Upon the consummation of the Tag-Along Transaction, the Tag-Along Offeree, to the extent entitled thereto based on the Common Stock held by it, shall receive the same form of consideration as the Tag-Along Transferor (less any applicable taxes or withholding obligations).
(e)    If requested by the Tag-Along Transferor, at least five Business Days prior to the consummation of a Tag-Along Transaction, the Tag-Along Offerees participating in such Tag-Along Transaction shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates (if any) representing the Common Stock held by such Tag-Along Offerees to be sold, and a stock power and limited power-of-attorney authorizing the Tag-Along Transferor to take all actions reasonably necessary to sell or otherwise dispose of such Common Stock in accordance with and subject to the terms of this Section 3.3.
(f)    The Tag-Along Offerees participating in such Tag-Along Transaction shall be obligated to provide the same representations, warranties, covenants, agreements, indemnities and other obligations that the Tag-Along Transferor agrees to provide in connection with such Tag-Along Transaction on a pro rata basis, but not a joint and several basis, provided that (A) the aggregate liability including any indemnification obligations of a participating Tag-Along Offeree in the Tag-Along Transaction shall not exceed the consideration received by such Tag-Along Offeree for the sale of its Common Stock in such transaction, other than in the case of fraud, intentional misrepresentation or willful misconduct on the part of such Tag-Along Offeree, and (B) the participating Tag-Along Offeree shall not be subject to any liability or other obligations in respect of representations, warranties, covenants, agreements, indemnities and other obligations that relate specifically to a particular holder of Common Stock (other than the applicable participating Tag-Along Offeree), such as indemnification with respect to representations and warranties given by such other holder regarding such holder’s title to and ownership of Common Stock, which shall be solely the responsibility of such other holder.
(g)    No participating Tag-Along Offeree shall be required (A) to execute (1) any covenant not to compete with any Person, (2) any covenant not to solicit or hire customers, employees or suppliers of any Person, (3) any other similar post-closing restrictive covenant (other than confidentiality), or (4) agreements in connection with any Tag-Along Transaction containing any covenants or other restrictive provisions which are more restrictive than those entered into by the Tag-Along Transferor or (B) to make any representations and warranties in connection with the proposed sale other than representations and warranties related to authority, ownership and the ability to convey title to its Common Stock.
(h)    Each Holder shall pay its own costs of any sale and a share (based on the relative consideration to be received by such Holder in respect of the Common Stock to be sold in connection with a Tag-Along Transaction) of the expenses incurred by the Tag-Along Transferor and the Company for the benefit of the Tag-Along Transferors and the Tag-Along Offerees as a group in connection with such Tag-Along Transaction to the extent such costs are not otherwise paid by the acquiring party.
(i)    Each Holder acknowledges that even if a Tag-Along Notice has been given, neither the Tag-Along Transferor(s) nor the Company shall have any obligation to consummate any Tag-Along Transaction or shall have any liability to any Holder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Tag-Along Transaction, except to the extent of failure to comply with any express provision of this Section 3.3 and such Tag-Along Transaction otherwise occurs.
Section 3.4    Preemptive Rights.
(a)    The Company shall give each Holder notice (an “Issuance Notice”) of any proposed issuance or incurrence by the Company of any Common Stock or Material Debt (the “Preempted Transaction”) at least 15 Business Days prior to the proposed issuance or incurrence date. The Issuance Notice shall specify the price and other material terms of the Preempted Transaction, including the maximum number (or amount) of shares of Common Stock or debt each Holder is entitled to purchase under this Section 3.4, calculated by multiplying the total number of shares (or aggregate principal amount) of such proposed issuance or incurrence by such Holder’s Pro Rata Share (as defined below). Subject to Section 3.4(f) below, each Holder shall be entitled to participate in such Preempted Transaction up to such Holder’s Pro Rata Share, at the price and on the terms specified in the Issuance Notice. “Pro Rata Share” means with respect to a Holder, the fraction that results from dividing (i) such Holder’s Aggregate Ownership (immediately before giving effect to the issuance) by (ii) the Aggregate Ownership (immediately before giving effect to the issuance) of all Holders.
(b)    Each Holder who desires to participate in the Preempted Transaction specified in the Issuance Notice shall deliver notice to the Company (each, an “Exercise Notice”) of its election to participate in such Preempted Transaction within 15 Business Days of receipt of the Issuance Notice. The Exercise Notice shall specify the number (or amount) of Common Stock or debt to be purchased by such Holder and shall constitute exercise by such Holder of its rights under this Section 3.4 and a binding agreement of such Holder to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Common Stock or debt specified in the Exercise Notice. If, at the termination of such 15-Business Day period, any Holder shall not have delivered an Exercise Notice to the Company, such Holder shall be deemed to have waived all of its rights under this Section 3.4 with respect to the participation in the Preempted Transaction. Promptly following the termination of such 15-Business Day period, the Company shall deliver to each Holder a copy of all Exercise Notices it received.

(c)    If any Holder fails to exercise its preemptive rights under this Section 3.4 or elects to exercise such rights with respect to less than such Holder’s Pro Rata Share, the Company shall notify each other Holder who has delivered an Exercise Notice to exercise its rights to purchase its entire Pro Rata Share, that such Holder shall be entitled to purchase from the Company its pro rata portion (which means the fraction that results from dividing (i) such Holder’s Pro Rata Share by (ii) sum of Pro Rata Share of all Holders exercising in full their preemptive rights) with respect to which a Holder shall not have exercised its preemptive rights. The Company shall continue to offer additional pro rata portions to Holders choosing to purchase their full pro rata portion of such Common Stock or debt pursuant to this Section 3.4(c) until the earlier of (i) all Common Stock or debt proposed to be issued by the Company and with respect to which Holders were entitled to exercise their rights under this Section 3.4 have been purchased by Holders or (ii) all Holders have purchased the maximum number of Common Stock or debt indicated in their respective Exercise Notice.
(d)    The Company shall have 20 Business Days from the end of the period to deliver Exercise Notices or such later date as is required in connection with the Company’s obligations in Section 3.4(c) to consummate the proposed issuance or incurrence of any or all of such Common Stock or debt in the Preempted Transaction that the Holders have not elected to purchase at no lower a price and upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided that, if such issuance or incurrence is subject to regulatory approval, such 20-Business Day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 90 days from the date of the Issuance Notice. If the Company proposes any such Preempted Transaction after the end of the period contemplated by the preceding sentence, it shall again comply with the procedures set forth in this Section 3.4.
(e)    At the consummation of such Preempted Transaction, the Company shall issue certificates or book-entry positions or notes, as applicable, representing the Common Stock or debt to be purchased by each Holder exercising preemptive rights pursuant to this Section 3.4 registered in the name of such Holder, against payment by such Holder of the purchase price for such Common Stock or debt in accordance with the terms and conditions as specified in the Issuance Notice.
(f)    Notwithstanding the foregoing, no Holder shall be entitled to participate in a Preempted Transaction as contemplated by this Section 3.4 in connection with issuances of Common Stock (i) to employees of the Company or any Subsidiary pursuant to employee benefit plans or arrangements approved by the Board (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), (ii) in connection with any bona fide, arm’s-length restructuring of outstanding debt of the Company or any Subsidiary, (iii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction, (iv) pursuant to a Public Offering, (v) in connection with a dividend or distribution of Common Stock or upon any stock split, reclassification, recapitalization, exchange or readjustment of Common Stock, or other similar transaction (in each case, on a pro rata basis), (vi) to suppliers, service providers or other commercial counterparties in connection with the provision of goods or services or similar commercial transactions, in each case as approved by the Board or (vii) upon the exercise or conversion of any warrant or convertible security in accordance with its terms. The Company shall not be obligated to consummate any proposed Preempted Transaction, nor be liable to any Holder if the Company has not consummated any proposed Preempted Transaction pursuant to this Section

3.4 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notices in respect of such proposed issuance.
(g)    Notwithstanding anything contained in this Section 3.4, the closing date of any proposed Preempted Transaction to which this Section 3.4 applies may, at the Company’s discretion, occur prior to the expiration of the 15-Business Day period contemplated by Section 3.4(a); provided that in such case each Holder shall (other than those who elected to participate in the Preempted Transaction on such closing date) continue to have the right to exercise its rights under this Section 3.4 by delivering an Exercise Notice within 15 Business Days of the receipt of the Issuance Notice pursuant to Section 3.4(b) to acquire from the Company (or, as determined by the Company, from the purchasers in the Preempted Transaction on such closing date) the number (or amount) of Common Stock or debt determined in accordance with Section 3.4(a) at the price and on the terms specified in the Exercise Notice.
ARTICLE IV.

REGISTRATION RIGHTS
Section 4.1    Demand Registration Rights.
(a)     Right to Demand. Beginning 60 days after the Closing Date, if the Company does not have an effective Shelf Registration, a Holder of Registrable Shares may make a written request (a “Request Notice”), which Request Notice will specify the aggregate number of Registrable Shares to be registered and will also specify the intended methods of disposition thereof, to the Company for registration with the SEC under and in accordance with the provisions of the 1933 Act of the offer and sale of all or part of the Registrable Shares held by such Holder (a “Demand Registration”). A registration pursuant to this Section 4.1 will be on such appropriate form of the SEC as shall be selected by the Holder making such request (such Holder, a “Demand Holder”) and be reasonably acceptable to the Company and as shall permit the intended method or methods of distribution specified by the Demand Holder, including a distribution to, and resale by, the partners or Affiliates of the Demand Holder; provided that the Company shall not be obligated to effect a Demand Registration (i) unless the expected gross aggregate proceeds to all Holders from the offering of the Registrable Shares to be registered in connection with such Demand Registration are reasonably expected to be at least $15 million or (ii) that is a Public Offering if the Company is a Private Company at the time of such demand unless the Aggregate Ownership of the Demand Holder, together with the Aggregate Ownership of any participating Holder(s), exceeds 25% of the then outstanding Common Stock. Upon receipt by the Company of a Request Notice to effect a Demand Registration, the Company shall promptly and in no event later than five Business Days following the receipt thereof deliver notice to each other Holder of such request (the “Participation Notice”) and such other Holder(s) shall then have five Business Days from the date of such Participation Notice to notify the Company in writing of its desire to be included in such registration. The Company shall prepare and file with SEC such appropriate form of the SEC as shall be selected by the Demand Holder and be reasonably acceptable to the Company within 15 Business Days after the date of Participation Notice (or 25 Business Days if the Company is not a Private Company but is not eligible to file the applicable registration statement on Form S-3 or any similar or successor form or 90 days if the Company is a Private Company at the time of such demand) and shall use commercially reasonable efforts to (A) effect the prompt registration under the 1933 Act of the Registrable Shares which the Company has been so requested to register by the Demand Holder(s) as contained in the Request Notice and (B) include all other Registrable Shares which the Company has been requested to register by the Holders pursuant to Section 4.2 and Registrable Shares held by others, all to the extent required to permit the disposition of the Registrable Shares so to be registered in accordance with the intended method or methods of disposition of each seller of such Registrable Shares. The Company shall not be obligated to maintain a registration statement pursuant to a Demand Registration effective for more than (i) 180 days (other than in the case of a shelf registration pursuant to Section 4.1(d)) or (ii) such shorter period (or, in the case of a shelf registration pursuant to Section 4.1(d), such period) when all of the Registrable Shares covered by such registration statement have been sold pursuant thereto (the “Effectiveness Period”). The Company shall not be required to effect a registration more than 2 times for the Holders in any 365-day period; provided, that a registration statement shall not count as a Registration requested under this Section 4.1(a) unless and until it has become effective.
(b)    Revocation. Holders of a majority in number of the Registrable Shares held by the Demand Holders to be included in a registration statement pursuant to this Section 4.1, may, at any time prior to the effective date of the registration statement relating to such Demand Registration revoke such request by providing a written notice thereof to the Company (the “Revoking Holders”) and the aborted registration shall not be deemed to be a Demand Registration for purposes of Section 4.1 (other than the last sentence of Section 4.1). No such Revoking Holder shall be required to reimburse the Company for any of its expenses incurred in connection with such attempted registration.
(c)    Effective Registration. A revoked registration will not count as a Demand Registration: (i) if a Demand Holder determines in its reasonable and good faith judgment to withdraw a registration in accordance with Section 4.1(b) following effectiveness due to a material adverse change in the Company, (ii) if such Demand Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason (other than due to the actions of a Demand Holder) and the Company fails to promptly have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Demand Holder’s reasonable satisfaction, or (iii) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the Demand Registration relating to any such demand are not satisfied (other than due to the actions of a Demand Holder).
(d)    Shelf Registration Statement; Takedown. No earlier than 60 days after the Closing Date, upon the request of a Holder, the Company shall use its reasonable best efforts to file a “shelf” registration statement (the “Shelf Registration”) with respect to the Registrable Shares on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the SEC) under the 1933 Act and shall use its commercially reasonable efforts to cause such Shelf Registration to become effective and to keep such Shelf Registration in effect until the Holders no longer hold any Registrable Shares. Following the filing of a Shelf Registration, in lieu of Demand Registrations, a Holder shall have the right to request an underwritten Public Offering. The Company shall not be required to effect an underwritten Public Offering pursuant to this Section 4.1(d) (i) unless the aggregate gross proceeds to all Holders from the offering of the Registrable Shares to be registered in connection with such Public Offering are reasonably expected to be at least $15 million and (ii) more than 4 times in any 365-day period.
Section 4.2    Piggyback Rights.
(a)    Right to Piggyback on Offering of Common Shares. If the Company proposes to register the sale of any Common Stock under the 1933 Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for its own account, the Company shall each such time give prompt notice at least ten Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Holder, which notice shall set forth such Holder’s rights under this Section 4.2 and shall offer such Holder the opportunity to include in such registration statement the number of Registrable Shares as each such Holder may request (a “Piggyback Registration”), subject to the provisions of Section 4.3. Upon the request of any such Holder made within five Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Shares intended to be registered by such Holder), the Company shall use its reasonable best efforts to effect the registration under the 1933 Act of all Registrable Shares that the Company has been so requested to register by all such Holders, to the extent requisite to permit the disposition of the Registrable Shares so to be registered; provided that (i) if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Shares to the underwriters selected as provided in Section 4.4(f) on the same terms and conditions as apply to the Company or any Demand Holders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Common Stock pursuant to this Section 4.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Shares in connection with such registration. No registration effected under this Section 4.2 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 4.1. The Company shall pay all registration expenses set forth in Section 4.6 in connection with each Piggyback Registration.
Section 4.3    Priority on Registrations. If the managing underwriter or underwriters of a registration advise the Company in writing that in its or their opinion the number of Registrable Shares proposed to be sold in such registration exceeds the number which can be sold, or adversely affects the price at which the Registrable Shares are to be sold, in such offering, the Company will include in such registration only the number of Registrable Shares which, in the opinion of such underwriter or underwriters, can be sold in such offering without such adverse effect. To the extent such registration includes Registrable Shares of more than one Holder, the Registrable Shares so included in such registration shall be apportioned as follows:
(a)    In the case of a Company initiated registration, allocations shall be made: first, to the Holders exercising their right to participate in a Piggyback Registration with any cutbacks applied on a pro rata basis among the participating Holders based on the total number of Registrable

Shares included by such Holders as compared to the total number of Registrable Shares included by all Holders in such registration; and second, to the Company.
(b)    In the case of a Demand Registration or any shelf takedown pursuant to Section 4.1(d), allocations shall be made: first, to the Holders, with any cutbacks applied pro rata among the Holders based on the total number of Registrable Shares requested to be included by such Holders as compared to the total number of Registrable Shares requested to be included by all Holders in such registration; second, to all other Holders exercising Piggyback Registration rights pursuant to this Section 4.3, with any cutbacks applied on a pro rata basis among such other Holders or as they may otherwise agree in writing; and third, to the Company.
Section 4.4    Registration Procedures. It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article IV that each Holder requesting inclusion in Piggyback Registration or Demand Registration (including any registration with the SEC initiated by the Company or any other Person), in each case, in accordance with this Article IV, shall furnish to the Company such information regarding such Holder, the Registrable Shares held by it, the intended method of disposition of such Registrable Shares, and such agreements regarding indemnification, disposition of such securities and other matters referred to in this Article IV as the Company shall reasonably request and as shall be reasonably required in connection with the action to be taken by the Company; provided that any such underwriting agreement to be entered into among the Company, the managing underwriter(s) of such offering and the Holders whose Registrable Shares are being registered in such offering shall only contain such representations and warranties by such Holders and such other terms and provisions that are customarily contained in underwriting agreements with respect to secondary distributions on the part of selling shareholders. All of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) included in each such underwriting agreement shall also be made to and for the benefit of such Holders. No Holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriter(s) other than representations or warranties regarding such Holder, such Holder’s Registrable Shares, such Holder’s intended method of distribution and any other representations required by law or reasonably required by the underwriter(s). Any liability of any such Holder under any underwriting agreement relating to such registration shall be limited to liability arising from breach of its representations and warranties therein or in connection with its indemnification obligations as contemplated by Section 4.7(b) and shall be limited to an amount equal to the net amount received by such Holder from the sale of Registrable Shares pursuant to such registration. With respect to any registration, the Company shall (and shall cause its and its Subsidiaries’ officers, as applicable to), subject to Section 4.1, 4.2 and 4.3, promptly:
(a)    Prepare and file with the SEC a registration statement on the appropriate form prescribed by the SEC and this Agreement and use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter and to be maintained in effect in accordance with the terms of this Agreement; provided that the Company shall not be obligated to maintain such Registration effective for a period longer than the Effectiveness Period; provided, further, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the Holders covered by such registration statement and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, at least five Business Days prior to the filing thereof, which documents will be subject to the reasonable review of such Holders and underwriters. Each Holder will have the opportunity to object to any information pertaining to such Holder that is contained therein and the Company will make the corrections reasonably requested by such Holder with respect to such information prior to filing any registration statement or amendment thereto or any prospectus or any supplement thereto; provided that the Company will not file any registration statement or amendment thereto or any prospectus or any supplement thereto to which Holders of a majority of the Registrable Shares covered by such registration statement or the underwriters, if any, shall reasonably object, except to the extent otherwise required by Applicable Law.
(b)    Prepare and file with the SEC such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of not less than the Effectiveness Period (but not prior to the expiration of the time period referred to in Section 4(a)(3) of the 1933 Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply in all material respects with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Shares covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus.
(c)    Make available for inspection by any Holder and any underwriter participating in any underwritten Public Offering pursuant to this Article IV and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably requested by the Inspectors to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement; provided that if the Company determines, in good faith, that records or information are confidential and notifies the Inspectors of such fact, it shall be a condition to the Company’s obligation to make such records or information available to the Inspectors that the Inspectors shall have agreed with the Company to keep such records or information confidential unless %4. the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or %4. the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.
(d)    Furnish to participating Holders such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Holders may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein as the Holders or underwriter or underwriters, if any, may reasonably request in order to facilitate the disposition of the securities being sold by such Holders (it being understood that the Company consents in writing to the use of the prospectus and any amendment or supplement thereto by the Holders covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto).
(e)    Notify the participating Holders, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as reasonable practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(f)    In the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and as reasonably requested by the managing underwriter or underwriters make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request and addressed to each selling Holder and the underwriters.
(g)    If requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Shares sold pursuant thereto), “cold comfort” letters from the Company’s independent certified public accountants addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the 1933 Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be.
(h)    Provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of the registration statement.
(i)    Use commercially reasonable efforts to cause all Registrable Shares included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any National Securities Exchange, quotation system or other market on which Common Stock of the Company are then listed or proposed to be listed by the Company.

(j)    After the filing of a registration statement, (i) promptly notify each Holder covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the SEC and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction, and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Shares as promptly as possible.
(k)    On or prior to the date on which the registration statement is declared effective, use commercially reasonable efforts to register or qualify, and cooperate with each participating Holder, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the participating Holders or managing underwriter or underwriters, if any, requests in writing, to use commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Effectiveness Period do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Shares covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then otherwise subject.
(l)    Reasonably cooperate with the participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates or book-entry shares (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request.
(m)    To the extent the Company is a well-known seasoned issuer (within the meaning of Rule 405 under the 1933 Act) at the time any Request Notice is submitted to the Company pursuant to Section 4.1(a) or Section 4.1(d) which requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the 1933 Act) (an “automatic shelf registration statement”) on a shelf registration statement, the Company shall file an automatic shelf registration statement that covers those Registrable Shares which are requested to be registered. If the Company does not pay the filing fee covering Registrable Shares at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Shares are sold.
The participating Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(e), will forthwith discontinue disposition of the securities until such Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(e) or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Holder will, or will request the managing underwriter or underwriters, if any, to, deliver, to the Company (at the Company’s sole expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such securities current at the time of receipt of such notice. In the event the Company gives any such notice, the time periods mentioned in Section 4.4(a), Section 4.4(b) and Section 4.4(k) shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.4(e) or the Advice.
Section 4.5    Registration Suspension. Notwithstanding anything to the contrary contained herein, the Company may delay the filing or initial effectiveness of, or suspend, for a period of time, the use of any registration statement or prospectus if the Company determines in good faith such suspension is necessary because (a) filing such registration or continued sales under a registration statement or prospectus would materially interfere with a material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Company or any of its subsidiary, (b) the Company is in possession of material non-public information, the disclosure of which is not, in the good faith opinion of the Company, in the best interests of the Company or (c) the Company must amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (each, an “Allowed Delay”); provided, that the Company shall promptly (i) notify the applicable Holders in writing of the commencement of an Allowed Delay and (ii) advise the applicable Holders in writing to cease all sales under such registration statement or prospectus until the end of the Allowed Delay (in which event, the Holders shall discontinue sales of the Registrable Shares pursuant to such registration statement or prospectus but the Holders may settle any contracted sales of Registrable Shares); provided, further, that in no event shall the Holders be suspended under this Section 4.5 for a period that exceeds 60 consecutive days or 90 days in aggregate in any one-year period. Upon notice by the Company to the Holders, pursuant to the immediately preceding sentence, the Holders shall keep the fact of any such suspension confidential and shall not use or disclose such notice or information to any Person other than such Holder’s legal counsel or as required by Law. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the applicable Holders and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Shares as contemplated by this Agreement.
Section 4.6    Registration Expenses.
(a)    In the case of any registration, the Company shall bear all expenses incident to the Company’s performance of or compliance with this Article IV, including all SEC and stock exchange or Financial Industry Regulatory Authority, Inc. (“FINRA”) registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Shares by a Holder) and all reasonable out-of-pocket fees and expenses of one legal counsel representing all Holders selling Registrable Shares under such registration, with the counsel representing the Holders in connection with such registration or sale reasonably chosen by the individual Holder selling the largest number of Registrable Shares included in such registration, up to an aggregate amount of $50,000 per registration. All underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Shares by a Holder and all fees and expenses of legal counsel representing a Holder (except as contemplated by the immediately preceding sentence) shall be paid by the applicable Holder.
(b)    The obligation of the Company to bear the expenses described in Section 4.6(a) and to reimburse the participating Holders for the expenses described in Section 4.6(a) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended or revoked, or is converted to another form of registration and irrespective of when any of the foregoing shall occur.
Section 4.7    Indemnification.
(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, its officers, directors, Affiliates and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) such Holder, including any general partner or manager of any thereof, against all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any free writing prospectus used in connection with any offering and authorized by the Company, in which such Holder participates in an offering of Registrable Shares or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, (ii) any violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the 1933 Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, or (iii) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, except insofar as the same are made in reliance on and in conformity with any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein.
(b)    Indemnification by the Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Shares of such Holder and agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Company and any other Holder, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the written information or signed affidavit with respect to such Holder so furnished in writing by such Holder expressly for use in the registration statement or prospectus; provided that the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Shares pursuant to a registration statement in accordance with the terms of this Agreement.
(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in such indemnified party’s reasonable judgment (after consultation with legal counsel) a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation shall, except with the written consent of such indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (A) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such indemnified party. An indemnifying party shall not be liable under this Section 4.7 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel; provided that such number of additional counsel must be reasonably acceptable to the indemnifying party.
(d)    Contribution. If for any reason the indemnification provided for in Section 4.7(a) or Section 4.7(b) is unavailable to an indemnified party as contemplated by Section 4.7(a) or Section

4.7(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Holder be greater in amount than the amount of the net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in Section 4.7(b) had been available.
Section 4.8    Holdback Agreement.
(a)    Whenever the Company proposes to effect a registration of its Common Stock under the 1933 Act for its own account (other than on Form S-4 or S-8 or any similar successor form or another form used for a purpose similar to the intended use of such forms) in an underwritten offering or is required to use commercially reasonable efforts to effect the registration of any Registrable Shares under the 1933 Act pursuant to a request by or on behalf of a Demand Holder pursuant to Section 4.1 in connection with an underwritten offering, if requested by the underwriters of such offering, each Holder of Registrable Shares hereby agrees, or does agree by acquisition of its Registrable Shares (and the Company further agrees to use reasonable best efforts to cause each of the Directors and executive officers of the Company), not to effect any sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, or to request registration under Section 4.1 of any Registrable Shares during the Lock-up Period, except as part of such registration or pursuant to exceptions in accordance with customary underwriting practices. If requested by such managing underwriter, each Holder of Registrable Shares agrees to execute a holdback agreement in customary form, consistent with the terms of this Section 4.8(a) and, in any case, on terms no less favorable to the Holders than the holdback agreements executed by the Company’s directors and executive officers. No Holder’s obligations pursuant to a holdback agreement shall be released or waived unless comparable waivers or releases are granted to the other Holders; provided, that the lock-up restrictions contained in this Section 4.8 shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by any Holder or any broker-dealer Affiliates of such Holder following the effective date of the Public Offering in its ordinary course of business.
(b)    The Company agrees not to effect any sale or distribution of any of its Common Stock or securities convertible into or exchangeable or exercisable for any of such securities within the Lock-up Period after an underwritten offering (except as part of such underwritten registration or pursuant to registrations on Form S-8 or S-4 or any successor forms thereto), except that such restriction shall not prohibit (i) grants of employee stock (or membership interest) options or other equity awards or other issuances of capital stock (or membership interests) pursuant to the terms of a Company employee benefit plan approved by the Board, issuances by the Company of capital stock (or membership interests) pursuant to the vesting of equity awards or the exercise of such options or the exercise of any other employee stock (or membership interest) options outstanding on the date hereof or subject to any equity incentive (or membership interest) plan, (ii) the Company from issuing shares of capital stock in private placements pursuant to Section 4(a)(2) of the 1933 Act or in connection with a strategic alliance or other similar business transaction approved by the Board, (iii) the Company from publicly announcing its intention to issue, or actually issuing, shares of capital stock to equityholders of another entity as consideration for the Company’s acquisition of, or merger with, such entity or (iv) upon the exercise or conversion of any warrant or convertible security in accordance with its terms. In addition, upon the request of the managing underwriter, the Company shall use commercially reasonable efforts to cause each holder of its Common Stock or any securities convertible into or exchangeable or exercisable for any of such securities whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted or pursuant to exceptions in accordance with customary underwriting practices, and to cause each such holder to enter into a holdback or similar agreement in customary form.
Section 4.9    Participation in Registration. No Holder may participate in any registration hereunder which is underwritten unless such Holder (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements and provides such written information concerning itself as may be required for registration, including for inclusion in any registration statement.
Section 4.10    Other Registration Rights. The Company represents that, except for the Registration Rights Agreement, dated as of December 15, 2016, as of the date hereof, it has not granted to any Person the right to request or require the Company or any of its Subsidiaries to register any equity securities issued by the Company or any of its Subsidiaries, other than as expressly set forth in this Agreement.
Section 4.11    No Transfer of Registration Rights. None of the rights Holders under this Article IV shall be assignable by any Holder to any Person (a) acquiring Common Stock in any Public Offering or pursuant to Rule 144 or (b) who would have an Aggregate Ownership of 5% or less of the then issued and outstanding Common Stock.
ARTICLE V.

MISCELLANEOUS
Section 5.1    Information Rights. The Company agrees, subject to Section 5.1(h), to:
(a)    furnish to each Holder, as soon as practicable and, in any event, within 30 days after the end of each of the first three fiscal quarters, (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and (ii) management discussion & analysis, the form of which shall conform in all material respects to Item 303(b) of Regulation S-K, and (iii) hold quarterly conference calls in which each of the Holders shall be able to discuss quarterly operating results with the management promptly after furnishing the results of such quarter pursuant to this Section 5.1;

(b)    furnish to each Holder, as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified a firm of independent public accountants of nationally recognized standing and (ii) a management discussion & analysis, the form of which shall conform in all material respects to Item 303(a) of Regulation S-K;
(c)    allow each Holder to, at such Holder’s own expense upon advance notice during normal business hours, (i) visit the Company’s facilities, examine the Company’s books and records, and (ii) request and attend a reasonable number of meetings with members of the Company’s management, in each case at the reasonable request of such Holder; and
(d)    furnish to each Holder, and permit such Holder to furnish to any prospective or potential transferee or purchaser of such Holder’s Common Stock (subject to such prospective or potential transferee or purchaser entering into a customary non-disclosure or other confidentiality agreement with the Company), for so long as each such Holder owns any Common Stock, any information that would be material to a reasonable investor for purposes of evaluating an investment decision in the Company as such Holder may reasonably request, including but not limited to the Company’s current capitalization table and monthly balance sheet and other financial statements.
(e)    Upon the Company’s having knowledge of the same, promptly notify each Holder upon commencement of any material investigation by any Governmental Authority.
(f)    Notwithstanding anything contained in this Agreement to the contrary, the Company shall have no obligation with respect to subsection (a) or (b) of this Section 5.1 if, at the applicable time of determination, the Company is filing periodic reports with the SEC in a timely manner in compliance with Section 13(a) or 15(d) of the 1934 Act or otherwise as a voluntary filer with the SEC.
(g)    Until December 31, 2021, prior to any securities offering by the Company pursuant to Regulation D of the 1933 Act, the Company covenants and agrees to (i) give notice of such offering to each Regulated Holder with an Aggregate Ownership of at least 20% of the then issued and outstanding Common Stock at least ten days before a private placement memorandum or similar offering document is first sent to prospective investors and (ii) cooperate with any reasonable requests of any Regulated Holder regarding disclosure in the offering documents which may be required or appropriate as a result of any such Regulated Holder or its Affiliates’ ownership interest in the Company.
(h)     Each Holder shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (i) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential), (ii) to prospective purchasers (provided they are informed of the confidential nature of the Information and instructed to keep it confidential), (iii) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that unless specifically prohibited by Applicable Law, each Holder shall endeavor to notify the Company (without any liability for a failure to so notify the Company) of any request made to such Holder, as applicable, by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Holder by such Governmental Authority) for disclosure of any such Information prior to disclosure of such Information, (iv) to the extent required by Applicable Law or by any subpoena or other legal process, (v) to any other party hereto, (vi) in connection with any action or proceeding relating to this Agreement, (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 5.1(h) by such Holder or its representatives or (B) is available to a Holder or any of its Affiliates on a non-confidential basis from a source other than the Company or (viii) with the consent of the Company. As used herein, “Information” means information received from the Company or one of its Subsidiaries relating to it or its business that is identified as confidential when delivered or is otherwise provided in connection with the Company’s obligations under Section 5.1. A Person required to maintain the confidentiality of Information pursuant to this Section 5.1(h) shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each Holder acknowledges that (i) Information may include material non-public information, (ii) it has developed compliance procedures regarding the use of such information, and (iii) it will handle the material non-public information in accordance with Applicable Law.
(h)    If the Company is not a Private Company, then the information rights granted under Section 5.1(a) through (e) shall terminate with respect to any Holder upon the Aggregate Ownership of such Holder being less than five percent (5%) of the then outstanding shares of Common Stock (or, if less, such Holder no longer holds at least 50% of the shares of Common Stock held by such Holder as of the date of this Agreement).
Section 5.2    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to directly or indirectly, enter into or be a party to any transaction, including any purchase, sale, lease, exchange or transfer of property, the rendering of any service or the payment of any management, advisory or similar fees, with (i) a Holder or any Party that has rights to nominate Directors pursuant to Section 2.1(b) of this Agreement, or their respective Affiliates or (ii) a Person that holds more than 15% of the then outstanding Common Stock unless
(a)    the aggregate consideration or value provided in such transaction is not more than $40,000,000; or
(b)    such transaction is entered into on an arm’s length basis and approved by a majority of the disinterested Directors.
Section 5.3    Entity Form of Company; Governing Documents. The Company shall be constituted as a corporation incorporated in the State of Delaware during the term of this Agreement.
Section 5.4    Amendments and Waivers. No amendment, alteration or modification of this Agreement shall be effective against any of the parties without the prior written approval of the Board; provided that any Restricted Amendment shall require the consent of (i) each Holder with Aggregate Ownership of more than 10% of the then issued and outstanding Common Stock, and (ii) to the extent that such Restricted Amendment materially and disproportionately adversely affects the obligations or rights of any Holder relative to any other Holders, each such Holder so adversely affected. Any provision of this Agreement may be waived, in writing, if signed by the party against whom the waiver is effective. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
Section 5.5    Successors, Assigns and Transferees. Subject to Sections 3.2, 3.3 and this Section 5.5, each Holder shall be permitted to, directly or indirectly, Transfer any of its Common Stock to any Person. If the Company is a Private Company at the time of any such Transfer, then prior to the consummation of any Transfer of Common Stock and as a condition thereto, (i) the Holder proposing to effect such Transfer shall give the Company a written notice thereof, and (ii) the Transferee of such the Common Stock must execute and deliver to the Company an agreement in writing to be bound by the terms and conditions of this Agreement as a Holder, pursuant to a Joinder Agreement substantially in the form attached as Exhibit A hereto (a “Joinder”). In addition, if the Company is not a Private Company but a Holder is assigning its nomination rights in compliance with Section 2.1(b), then prior to the consummation of any Transfer of Common Stock and as a condition thereto, the Holder proposing to effect such assignment shall give the Company a written notice thereof and the Transferee must execute and deliver to the Company a Joinder. In all other cases, the recipient of any Common Stock from a Holder may, but shall not be obligated, to execute and deliver to the Company a Joinder in order to become a Holder hereunder, at which point it shall have all of the rights and obligations of the other Holders party hereto. Any Transfer or attempted Transfer of Common Stock in violation of any provision of this Agreement shall be null and void ab initio. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
Section 5.6    Legends. All certificates representing Common Stock held by each Holder shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”
Section 5.7    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified if delivered during normal business hours of the recipient, if not, then on the next Business Day, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (d) two Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt or (e) if delivered by email, on the day of delivery to the email address specified in this Section 5.7, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:
if to the Company, to:
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Fascimile Number: 310-712-8800
Email Addresses: resslera@sullcrom.com; brownp@sullcrom.com
Attention: Alison Ressler and Patrick Brown

if to the Holders, to:
Goldman Sachs & Co. LLC.
200 West Street
New York, NY 10282
Fascimile Number: (917) 977-4314
Email Address: lee.becker@gs.com
Attention: Lee Becker
BlueMountain Capital Management, LLC
280 Park Avenue, 12th Floor
New York, NY 10017
Attn: General Counsel
Email: legalnotices@bmcm.com
Blackrock
40 East 52nd Street
New York, NY 10022
Email Address: shan.arunachalam@blackrock.com; daniel.levan@blackrock.com; David.litvack@blackrock.com
Attention: Shan Arunachalam, Daniel Levan, David Litvack
with a copy (which shall not constitute notice to):

Milbank LLP
55 Hudson Yards
New York, NY 10001
Fascimile Number: (212) 530-5219
Email Address: araval@milbank.com; ereimer@milbank.com
Attention: Abhilash M. Raval; Eric Reimer
Platinum Equity Advisors, LLC
360 N. Crescent Dr.
Beverly Hills, CA 90210
Attn: Barbara Velasco, Deputy General Counsel
bvelasco@platinumequity.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Fascimile Number: 310-712-8800
Email Addresses: resslera@sullcrom.com; brownp@sullcrom.com
Attention: Alison Ressler and Patrick Brown

Whitebox Advisors LLC
3033 Excelsior Blvd, Suite 500,
Minneapolis, MN 55416

in case of each Holder, with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Fascimile Number: (212) 701-5332
Email Address: derek.dostal@davispolk.com
Attention: Derek J. Dostal and Damian S. Schaible.
Section 5.8    Further Assurances. Without limiting anything contained in this Agreement and subject thereto, at any time or from time to time after the Closing Date, the parties hereto agree to cooperate with one another, and at the request of any other party, to execute and deliver any further reasonable instruments or documents and to take all such further reasonable action as any other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
Section 5.9    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the other agreements contemplated hereby embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. For the avoidance of doubt, nothing in this Section 5.9 shall affect, amend, limit or otherwise modify the rights and obligations of any Person (including the parties hereto) under any other written agreement to which such Person is a party (collectively, “Other Agreements”); provided, however, that in the event of any contradiction or inconsistency between the provisions of this Agreement and the provisions of any Other Agreement, the provisions of this Agreement shall control with respect to the Company, its Subsidiaries and the Holders.
Section 5.10    Organizational Documents. In the event that any provisions of this Agreement conflict or are inconsistent with the provisions of the Charter or the Bylaws, the provisions of this Agreement shall control, and each of the parties to this Agreement covenants and agrees to vote its Common Stock and to take any other action reasonably requested by the Company or any Holder to amend the Charter or the Bylaws, as the case may be and to the maximum extent permitted by Applicable Law, so as to avoid or eliminate any conflict with the provisions hereof.
Section 5.11    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
Section 5.12    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof to the extent such principles would require or permit the application of laws of another jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may and shall be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any rights they may have to transfer or change venue of such action or proceeding. The parties hereto further agree, to the fullest extent permitted by law, that judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. (A) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.
Section 5.13    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 5.14    Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
Section 5.15    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 5.16    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 5.17    No Partnership. Nothing in this Agreement and no actions taken by the parties hereto under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between any of the parties hereto or cause any party hereto to be deemed the agent of any other party for any purpose.
Section 5.18    Non-Impairment. The Company and the Holders acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any Holder or any of its Affiliates (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money, or (b) in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Holder, (y) the interests of the Company or its Subsidiaries or (z) any duty it may have to any holder of the Company’s Common Stock (including any other Holder, in the event that there shall be multiple Holders), except as may be required under the applicable loan documents or by commercial law applicable to creditors generally. No consent, approval, vote or other action taken or required to be taken by any Holder in such capacity shall in any way impact, affect or alter the rights and remedies of any other Holder or any of its Affiliates as a lender or agent for lenders.
Section 5.19    No-Fiduciary Duty; No Interference. The parties hereto acknowledge and agree that nothing in this Agreement shall be deemed to create a fiduciary duty of any Holder or any of its respective Affiliates to the Company or its equityholders. Subject to compliance with Section 5.1(h), none of the other provisions of this Agreement shall in any way limit any Holder or any of its respective Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities, including with respect to potential competitors of the Company, conducted in the ordinary course of their business. Subject to the other provisions of this Agreement, it is understood that no Holder or any of its respective Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates, unless retained to provide such services pursuant to a separate written agreement.
Section 5.20    Non-Promotion Language. The Company agrees that it will not (i) without the prior written consent of a Holder, use in advertising, publicity, or otherwise the name of such Holder, or any Affiliate, partner or employee of such Holder, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof known by the Company to be owned by such Holder, or (ii) represent, directly or indirectly that any product or any service provided by the Company has been approved or endorsed by any Holder or any of its respective Affiliates, it being understood that nothing in this Section 5.20 will restrict or prohibit any disclosure required to be made by the Company under any Applicable Law or pursuant to the listing requirements of any National Securities Exchange on which its securities are listed.
Section 5.21    Logos. The Company grants each Holder permission to use the Company’s name and logo in any marketing materials; provided that such Holder shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.
Section 5.22    BHCA Regulatory Matters; Disclosure.
(a)    The Company shall not and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of a Regulated Holder, form or acquire a Subsidiary, or acquire equity interests in any other Person, if such formation or acquisition, as applicable, would require the Company or any of its Subsidiaries to be classified as a “covered fund” under Section 13 of the BHCA and the applicable rules and regulations promulgated thereunder.

(b)    The Company shall, upon written notice by a Regulated Holder, accept the tender of any and all shares of capital stock of the Company held by such Regulated Holder or its Affiliates as a contribution to the Company at no cost to the Company or such Regulated Holder or its Affiliates (the “BHCA Tender”). The Company shall accept and redeem at no cost to the Company all such shares of capital stock subject to such BHCA Tender as soon as practicable (and in no event later than three Business Days after receipt of such Regulated Holder’s notice to the Company of such BHCA Tender), and without a requirement for any further action by such Regulated Holder, the Company, the Board or any other Person. The exercise of a BHCA Tender shall be within a Regulated Holder’s sole and exclusive discretion and shall be in addition to, and not in lieu of, any other remedies available to such Regulated Holder under this Agreement or any other agreement between the Company and any such Regulated Holder.
(c)    Regulatory Disclosure.
(i)    Each Regulated Holder is required to disclose under Section 13(r) of the 1934 Act (“Section 13(r)”), whether any of its Affiliates has engaged during each calendar quarter in certain Iran-related activities, including those targeted under the Iran and Libya Sanctions Act of 1996 and other Iran-related laws (the “Iran Act”). The Company represents and warrants that neither the Company nor any of its controlled Affiliates (as such term is used in the Iran Act) nor any of their respective officers or directors has engaged in any activity that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r).
(ii)    Neither the Company nor any of its controlled Affiliates nor any of their respective officers or directors will engage in any activity that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r). To the extent that the Company or its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly, upon becoming aware of such information, disclose such information in writing to all Holders in sufficient detail in order that such Holder can timely satisfy its own disclosure obligations under Section 13(r).
(iii)    The Company shall promptly provide each Regulated Holder with any information concerning the Company or its controlled Affiliates, officers or directors reasonably requested by such Regulated Holder to the extent such information is required to allow the Regulated Holder to comply with any disclosure requested or required under any Law applicable to any of them or by any Governmental Authority, including, without limitation, any Section 13(r) compliance questionnaire and any other disclosure requested or required by the SEC, Federal Deposit Insurance Corporation, Federal Reserve Board, Office of the Comptroller of the Currency or Office of Foreign Assets Control.
Section 5.23    Antitrust. Notwithstanding anything to the contrary contained in this Agreement, no Holder shall be required, in order to resolve any objections asserted by any Governmental Authority under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, the Competition Act or any other foreign antitrust or combination laws with respect to the transactions contemplated by this Agreement, to divest any of its businesses, properties or assets, or take or agree to take any other action (including agreeing to hold separate any business or assets or take other similar actions) or agree to any limitation or restriction, that such Holder determines would be or presents a risk of being, individually or in the aggregate, adverse to itself or any of its Affiliates.

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IN WITNESS WHEREOF, the Parties hereto have executed this Stockholder Agreement as of the date first written above.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine I. Hargis
Name:	Katherine I. Hargis
Title:	Senior Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary

[Signature Page to Stockholders Agreement]

GOLDMAN SACHS & CO. LLC,
as a Holder

By:	/s/ Lee D. Becker
Name:	Lee D. Becker
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN LOGAN OPPORTUNITIES FUND L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN MONTENVERS MASTER FUND
SCA SICAV-SIF,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Stockholders Agreement]

BLUEMOUNTAIN SUMMIT TRADING L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN TIMBERLINE LTD.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN KICKING HORSE FUND L.P.,
as a Holder

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

TENNENBAUM ENERGY OPPORTUNITIES CO, LLC
TCP WATERMAN CLO, LLC
TENNENBAUM SENIOR LOAN OPERATING III, LLC
TENNENBAUM ENHANCED YIELD OPERATING I, LLC
TENNENBAUM SENIOR LOAN FUND V, LLC
as Holders

On behalf of each of the above entities:
By: TENNENBAUM CAPITAL PARTNERS, LLC
Its: Investment Manager

By:	/s/ Michael E. Leitner
Name:	Michael E. Leitner
Title:	Managing Director

[Signature Page to Stockholders Agreement]

SOTER CAPITAL, LLC,
as a Holder

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

[Signature Page to Stockholders Agreement]

WHITEBOX ASYMMETRIC PARTNERS, L.P.,
as a Holder
By: WHITEBOX ADVISORS LLC its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions and Litigation

[Signature Page to Stockholders Agreement]

WHITEBOX CAJA BLANCA FUND, LP,
as a Holder
By: WHITEBOX CAJA BLANCA GP LLC its general partner
By: WHITEBOX ADVISORS LLC its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions and Litigation

[Signature Page to Stockholders Agreement]

WHITEBOX RELATIVE VALUE PARTNERS, L.P.,
as a Holder
By: WHITEBOX ADVISORS LLC its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions and Litigation
WHITEBOX CREDIT PARTNERS, L.P.,
as a Holder
By: WHITEBOX ADVISORS LLC its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions and Litigation

[Signature Page to Stockholders Agreement]

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.,
as a Holder
By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions and Litigation

[Signature Page to Stockholders Agreement]

SCHEDULE 1
HOLDERS

Holder	Number of Shares of Common Stock at Closing	Percentage of Closing Common Stock
GOLDMAN SACHS & CO. LLC	4,731,473	34.3%
BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.	175,354	30.0%
BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.	2,482,246
BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.	126,542
BLUEMOUNTAIN LOGAN OPPORTUNITIES FUND L.P.	193,149
BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SIC AV-SIF	391,161
BLUEMOUNTAIN SUMMIT TRADING L.P.	392,909
BLUEMOUNTAIN TIMBERLINE LTD.	212,884
BLUEMOUNTAIN KICKING HORSE FUND L.P.	160,869
TCP WATERMAN CLO, LLC	199,139	16.3%
TENNENBAUM ENERGY OPPORTUNITIES CO, LLC	480,161
TENNENBAUM ENHANCED YIELD OPERATING I, LLC	450,956
TENNENBAUM SENIOR LOAN FUND V, LLC	648,978
TENNENBAUM SENIOR LOAN OPERATING III, LLC	466,760
SOTER CAPITAL, LLC	1,644,386	12.1%
WHITEBOX ASYMMETRIC PARTNERS, L.P.	116,400	4.4%
WHITEBOX CAJA BLANCA FUND, LP	17,592
WHITEBOX RELATIVE VALUE PARTNERS, L.P.	65,867
WHITEBOX CREDIT PARTNERS, L.P.	43,698
WHITEBOX MULTI-STRATEGY PARTNERS, L.P.	361,485
Total	13,362,009	97.0%

SCHEDULE 2
INITIAL DIRECTORS

J. Marshall Dodson
Sherman K. Edmiston III
Jacob Kotzubei
Alan B. Menkes
Harry F. Quarls
Marcus C. Rowland
H.H. “Tripp” Wommack

EXHIBIT A
Form of Joinder Agreement
Reference is hereby made to the Stockholders Agreement (the “Stockholder Agreement”), dated as of March 6, 2020, by and among Key Energy Inc., a Delaware corporation, each of the Persons who are listed on Schedule 1 thereto, and each Person who later became a party thereto pursuant to Section 5.5 thereof.
The undersigned agrees, by execution hereof, to become a party to, to adhere to and to be bound by the terms and provisions of the Stockholders Agreement as a Holder party thereto and to have the rights and obligations of a Holder[, and as of the date of this Joinder, pursuant to its agreement with the Holder proposing to effect such Transfer, as a result of the Holder making the Transfer to the undersigned assigning its rights pursuant to Section 2.1(b), shall have the right to nominate [1] [2] Directors pursuant to Section 2.1(b) of the Stockholders Agreement]. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of __________ ___, ____.

[NAME OF TRANSFEREE HOLDER]

______________________________________
Name:
Title:

[NAME OF TRANSFERRING HOLDER]

______________________________________
Name:
Title:

Acknowledged by:
KEY ENERGY INC.

By:
Name:
Title: